EXHIBIT 10.1

CAPITAL IMPROVEMENT CONTRACT

This Capital Improvement Contract (“Contract”) is made and entered into effective as of the 2nd day of August, 2002, by and between JAMESON INNS, INC., a Georgia corporation, JAMESON ALABAMA, INC., an Alabama corporation, JAMESON PROPERTIES, LLC, a Georgia limited liability company, and JAMESON PROPERTIES OF TENNESSEE, L.P., a Tennessee limited partnership (hereinafter collectively referred to as “Owner”), and KITCHIN DEVELOPMENT & CONSTRUCTION COMPANY, LLC, a Georgia limited liability company (hereinafter referred to as “Contractor”).

WHEREAS, the Owner desires that the hotel buildings it owns in various locations (each of which is separately referred to as the “Property”) be improved by having the work (the “Work”) described on the schedules attached hereto (the “Schedules”) done on the Property and that the furniture, fixtures and equipment (the “FF&E”) listed on the Schedules be purchased, delivered, installed and otherwise made available to the Property; and

WHEREAS, Contractor desires to perform the Work on each Property and provide the FF&E pursuant to the terms and conditions of this Contract (each separately referred to as the “Project”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I
Contractor’s Duties

1.1.  Work to Be Performed by Contractor.    Contractor shall perform and complete the Work in a substantial and workmanlike manner and purchase, deliver and install the FF&E for Owner upon the Property for the Contractor’s Fee hereinafter set forth.

1.2.  Plans and Specifications.    The Work shall be constructed and completed in conformity with the detail of the plans and specifications provided by the Owner (the “Plans”) for each Property from time to time.

1.3.  General Scope of Contractor’s Duties.    The Contractor shall provide the labor and materials for each Project as directed from time to time by Owner with respect to each Property, and it is agreed by the parties that the work of the Contractor includes, but is not limited to, the following items:

1.3.1.  Supervision.    Contractor shall supervise the Work on each Property in order to ensure the proper performance of the Work. Contractor shall supervise all subcontractors performing the Work on the construction site as well as the suppliers furnishing materials for use in the performance of the Work. All such work performed and materials furnished shall be in compliance with the details set forth in the Plans.

1.3.2  Procurement.    Contractor will identify vendors for the FF&E and negotiate for the purchase, delivery and installation of the FF&E.

1.3.3.  Progress Reports.    Contractor shall submit to Owner monthly status reports detailing the progress of the performance of the Work to the end of the prior calendar month.

ARTICLE II
Cost of Work

2.1.  Cost of Work.    The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner.

2.1.1.  Labor Costs

2.1.1.1  Wages of construction workers directly employed by the Contractor to perform the Work at the site or, with the Owner’s approval, at off-site workshops.

2.1.1.2  Wages or salaries, including payroll taxes and benefits, of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval, and the specified percentage of the following supervisory and administrative located in Contractor’s office:

Position (and person currently occupying the position)	Percentage
Director of Capital	100
Capital Administrator	100
Director of Purchasing of Furniture, Fixtures & Equipment for Signature Inns	100
Director of Purchasing of Furniture, Fixtures & Equipment for Jameson Inns	35%

2.1.1.3  Wages and salaries of the Contractor’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

2.1.1.4  Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 2.1.1.1 through 2.1.1.3.

2.1.2.  Subcontract costs.    Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

2.1.3  Costs of Materials and Equipment

2.1.3.1  Costs of materials and equipment incorporated in the completed construction costs, including transportation and storage of materials and equipment incorporated or to be incorporated in the completed construction.

2.1.3.2  Costs of materials described in the preceding Subparagraph 2.1.3.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

2.1.4  Costs of Other Materials and Equipment, Temporary Facilities and Related Items

2.1.4.1  Costs, including transportation and storage, installation, maintenance, dismantling and removal, of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

2.1.4.2  Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

2.1.4.3  Costs of removal of debris from the site.

2.1.4.4  Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

2.1.4.5  That portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work, including automobile allowances of the Contractor’s supervisory and Administrative personnel that are considered as a cost of the work as outlined in Subparagraphs 2.1.1.1 through 2.1.1.3.

2.1.4.6  Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

2.1.5  Miscellaneous costs

2.1.5.1  Sales, use or similar taxes imposed by a governmental authority that are related to the Work.

2.1.5.2  Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

2.1.5.3  Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming labor or materials.

2.1.5.4  Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

2.1.5.5  Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner’s prior written approval, which approval shall not be unreasonably withheld or delayed.

2.1.5.6  Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

2.1.6  Other costs and emergencies

2.1.6.1  Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

2.1.6.2  Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

2.1.6.3  Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.

2.2.  Costs Not to Be Reimbursed

2.2.1  The Cost of the Work shall not include: Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Subparagraphs 2.1.1.1 and 2.1.1.3.

2.2.1.1  Expenses of the Contractor’s principal office and offices other than the site office.

2.2.1.2  Overhead and general expenses, except as may be expressly included in Article I.

2.2.1.3  The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.

2.2.1.4  Rental costs of machinery and equipment, except as specifically provided in Subparagraphs 2.1.4.1 and 2.1.4.2.

2.2.1.5  Except as provided in Subparagraph 2.1.6.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

2.2.1.6  Any cost not specifically and expressly described in Article II.

2.3  Contractor’s Fee and Cost of Work.  The Owner shall pay the Contractor for the Contractor’s performance of the Contract an amount equal to the Cost of the Work as defined in Article 2.1 plus 7% of the Cost of Work.

2.4.  Contractor’s Certification of Completion.    The Contractor shall, upon final completion of any Work performed hereunder in accordance with the Plans and any agreed modification thereof, submit a written request to the Owner for final inspection. Within ten days following the request for final inspection, the Owner and Contractor shall make a joint inspection of the Work and Owner shall furnish Contractor detailed written lists, if any, of any variances in performance of the Work from the requirements of the Plans, including the identification of any work that does not meet the standards of performance required under the terms of this Contract and the Plans.

Upon receipt of the written list of incomplete work or defects, the Contractor shall immediately remedy such variances or defects in a workmanlike manner, or notify the Owner upon receipt of such lists that it does not consider the specified item to be a variance or defect.

When the Contractor and Owner have agreed that the written list of incomplete work or defects has been completed in a workmanlike manner, the Contractor shall certify in writing to the Owner the completion of the Work and furnish the Owner a sworn statement executed by Contractor certifying that there are no liens or rights of liens against the Property as a result of the work performed by or on behalf of the Contractor hereunder and shall deliver waivers or releases of all lien rights duly executed by all subcontractors and suppliers who furnished labor or materials for the work.

ARTICLE III
Materials and Labor of Contractor

3.1.  Materials and Labor of Workmanlike Quality.    All materials and equipment to be furnished by the Contractor in the performance of this Contract will be of good quality and new, unless otherwise specified in the Plans. All work and labor of the Contractor and its subcontractors will be performed in a workmanlike manner utilizing a qualified and experienced work force.

3.2.  Payment of Subcontractors and Material Suppliers.    Contractor shall pay upon receipt from each third party, all proper invoices, bills and statements of any subcontractor or materialman performing work upon the Property or supplying materials to the Property, subject to Contractor’s right to contest in good faith the amount it believes to be due through appropriate proceedings. Contractor warrants that upon completion, the Property will be free from any materialmen’s or mechanics’ liens or other lienable claims other than those it has discharged as a lien against the Property and has chosen to contest in good faith.

3.3.  Subcontractors’ Compliance with Plans.    Contractor specifically agrees that any and all subcontractors and materialmen which Contractor uses in the performance of the Work shall comply with the Plans and any modifications thereof made in accordance with this Contract.

ARTICLE IV
Permits and Governmental Authority

4.1  Permits and Governmental Authority.    Contractor shall obtain all necessary permits from proper governmental authorities and shall comply with all applicable laws, ordinances, bylaws or regulations, in connection with the performance of the Work.

ARTICLE V
Time of the Essence

5.1  Time of Commencement and Completion of Contractor’s Work.    Time is of the essence in this Contract. Contractor shall promptly commence its work hereunder following the date of execution of this Contract and shall continue such work with due diligence until completed in accordance with the applicable Exhibit B and the Plans. Each Project is to be completed by Contractor in a period of 180 days from the date Contractor obtains all building permits necessary to commence the respective Project. The time for completion by Contractor may be extended beyond the 180 day period where delay and work stoppages are occasioned by adverse weather conditions, strikes, acts of God, labor or material shortages or other causes beyond the Contractor’s control and which it is unable to avoid in the exercise of reasonable and due diligence. Such completion time will also be extended where additional time is required to complete any alterations or modifications made by agreement of the parties in the plans or specifications after commencement of the Work. Such time will also be extended where delays are occasioned in the performance of the Contractor’s work by the unreasonable acts of the Owner or Owner’s agents. Any extension of time of completion for any of the causes herein enumerated shall be reasonable considering the type of work to be performed and the cause for delay. In the event that the parties cannot agree to a mutually agreeable extension, the dispute shall be submitted to mediation for resolution.

ARTICLE VI
Additions, Modifications and Alterations

6.1.  Written Change Orders.    It is specifically understood and agreed that the Owner may make additions, modifications, alterations or substitutions in the work of the Contractor to be performed hereunder by adding to, omitting from or deviating from the plans and specifications previously provided by Owner to Contractor. Provided, however, that any additions, deletions, omissions or substitutions must be evidenced by a written change order fully executed by all of the parties hereto on a change order form to be provided by the Contractor. All written change orders shall be dated and attached to this Contract as an additional exhibit or addendum thereto and shall be made a part hereof. The provisions of this Contract shall apply to all additions, deletions, omissions or substitutions with the same effect as if such were embodied in the original the Plans. No claim for any additions, deletions, omissions or substitutions to this Contract or delay in completion attributable to any change in the work shall be valid unless authorized by the parties hereto, as evidenced by a fully executed change order.

ARTICLE VII
Inspections and Corrections of
Defective Work

7.1.  State and Municipal Building Inspections.    All required governmental inspections of the Contractor’s work shall be requested and obtained by the Contractor as required by law. Contractor shall give all notices and comply with all building codes and other regulations, ordinances, rules and laws of all governmental bodies or authorities having jurisdiction over any phase of Contractor’s work covered hereby and shall keep the Owner indemnified against all fines, penalties and losses incurred by reason of any breach of this covenant.

7.2.  Authorized Owner Inspections.    Contractor shall facilitate inspection and shall allow the Owner, any authorized representative, architect, engineer, any lending institution committed to lend money to the Owner or any public authority to inspect the plans, specifi-cations or the structural work in progress at any reasonable time and under any reasonable conditions.

7.3.  Cost of Non-Conforming Work.    If during the course of construction any work fails to conform to the Plans or if the architect or any municipal inspector should point out to Contractor any work failing to conform to the Plans or any agreed modifications thereof, or the Contractor should observe any work failing to conform to the Plans or any agreed modification thereof, or any inspecting authority should refuse to approve work performed by Contractor, or any subcontractor under its authority during the course of construction, the Contractor shall promptly remove from the premises all such work which is finally determined by proper authority not to conform to the Plans and any modifications thereof, or which is finally determined by proper authority not to meet the requirements of governmental authorities. Contractor shall promptly replace or cause to be replaced its own work or the work of its subcontractors in accordance with the Plans and any modifications thereof. Costs of repair of non-conforming work will be considered a Cost of the Work to the extent permitted under the provisions of Subparagraph 2.1.6.3.

7.4.  Contractor’s Negligence.    The Contractor shall also correct without compensation any work improperly performed and shall bear the expense of correcting all damage caused to the improvements by Contractor, or any subcontractor acting under its authority, due to the negligence of the Contractor or the negligence of any agent or employee of Contractor, its subcontractors or suppliers.

ARTICLE VIII
Insurance, Indemnity and Taxes

8.1.  Contractor’s Indemnity and Insurance.    Contractor shall indemnify and hold harmless Owner from and against claims, damages, losses and expenses, including but not limited to attorney fees, arising out of or resulting from performance of work or any obligation of Contractor under this Contract. Contractor shall provide, maintain and pay for all insurance necessary to fully protect Contractor and Owner from claims or damages to any person whomsoever, whether a workman or a member of the general public, property damage or bodily injury, including death, which may arise from and during the performance of Contractor’s work pursuant to this Contract, whether such operations and work under this Contract be by the Contractor itself or by any of its subcontractors or anyone directly employed by them or any of their agents. Contractor shall also carry such insurance as necessary to fully protect Contractor and Owner as their interests may appear from any damage by fire or normal extended coverage risk caused to the Property resulting from any Work performed by Contractor pursuant to the terms hereof. Such insurance shall be procured and maintained by Contractor until completion of its work and shall include without limitation the following policies:

8.1.1  Workers’ Compensation Coverage.    Contractor shall comply with applicable workers’ compensation laws and shall be fully responsible for ascertaining that all of the subcontractors comply with said laws.

8.1.2  Builder’s Risk Insurance.    Contractor shall carry builder’s all-risk insurance providing for coverage normally and customarily included therein. Such all-risk insurance shall be extended only to the work of the Contractor hereunder and any subcontractor, employee or agent working under the Contractor’s supervision or control. Until the work of the Contractor is fully completed and final, and payment made by the Owner to the Contractor, the Contractor shall promptly repair at no cost to the Owner any damages to any portion of the Contractor’s work caused by fire, explosion, lightning, hailstorm, flood, tornado, riot, civil commotion or any other hazard that may result in damage to or destruction of any portion of the work of the

Contractor. Even though the Owner may be named as an additional insured in the all-risk insurance to be furnished by the Contractor, until the work of the Contractor is completed and final payment of the Contractor’s Fee made here-under, all proceeds from said insurance shall be paid over to the Contractor as reim-bursement for work required to be done by reason of the damage covered by said insurance policy or policies.

8.2.  Furnishing Certificates of Insurance.    Contractor shall submit to Owner, prior to commencement of any work hereunder, certificates of all the insurance required to be procured and maintained by the Contractor hereunder. All insurance policies required of the Contractor shall be issued by an insurance company duly licensed to do business in the state wherein the Property is located. No material change or alteration shall be made in any of these policies or the same canceled without thirty days’ prior written notice to the Owner.

ARTICLE IX
Assignment of Contract by Contractor

9.1.  Assignment Prohibition.    Contractor may not assign this Contract or performance of its work hereunder without prior written consent of the Owner. This provision shall not be construed, expressly or impliedly, as prohibiting the Contractor from subcontracting all or any portion of the work to be done hereunder; provided that the Contractor will continue to be responsible for all of its obligations under the Contract.

ARTICLE X
Material Liens

10.1.  Timely Discharge of Liens.    Any materialmen’s or mechanic’s lien filed against the property for work claimed to have been done or performed or materials claimed to have been furnished by the Contractor or any subcontractor or material supplier of the Contractor, shall be discharged by the Contractor within 40 days from the date of such filing, except and unless such lien is the responsibility of the Owner as provided in the following sentence. Any materialman’s or mechanic’s liens filed against a Property for work performed or materials furnished solely at the direction or upon the order of the Owner shall be the sole responsibility of the Owner and not the Contractor.

ARTICLE XI
Contractor’s Warranty and Documentation

Section 11.1.  No Express or Implied Warranty—Assignment of Suppliers’ Warranties.    Contractor make no warranties, express or implied            , at to the fitness for use, Contractor hereby assigns to Owner the benefits of any manufacturer’s or supplier’s warranties or guaranties relating to any electrical, mechanical and plumbing equipment and appliances furnished by such manufacturer or supplier, which Contractor hereby assigns to Owner.

This numerical paragraph shall survive the closing of this transaction and final payment by the Owner to the Contractor.

11.2.  Project Closeout Documentation.    The Contractor shall provide the Owner with a minimum of one set of complete project record documentation for each Project, including, but not limited to, and to the extent available and applicable, the following:

•	Permitted plans, specifications and addenda
•	Change Orders and other modifications to the Contract
•	Field Orders or other written instructions
•	Approved shop drawings, product data and samples
•	Field test records
•	Operation and maintenance manuals
•	Names, addresses and telephone numbers of major subcontractors and vendors
•	Warranties
•	Contractor’s Affidavit of Release of Liens
•	Contractor’s Affidavit of Payment of Debts and Claims

ARTICLE XII
Default of Contractor

12.1  Owner’s Right to Terminate.    If the Contractor should neglect to prosecute its work diligently or fails in any way to perform any provisions of this Contract or shall become insolvent or make an assignment for the benefit of its creditors or a voluntary or involuntary bankruptcy petition shall be filed by or against the Contractor, the Owner shall have the right, if the Owner so elects and without prejudice to any other rights or remedies Owner may have by the terms of this Contract or by law and after giving Contractor seven days written notice, terminate this Contract and take possession of the Property and all materials, tools and appliances thereon and finish the work by whatever method Owner deems expedient.

ARTICLE XIII
Work Stoppage by Owner

13.1.  Contractor’s Right to Terminate.    Should the work of the Contractor hereunder be stopped through the unreasonable act or unreasonable neglect of the Owner for a period of ten days, then the Contractor, upon seven days’ written notice to the Owner, may terminate this Contract and recover from the Owner payment for all work performed and materials furnished to the date of termination.

ARTICLE XIV
Miscellaneous Covenants and Agreements

14.1.  Removal of Waste Materials.    Contractor shall at all times keep the premises free from accumulations of waste materials or rubbish caused by the work. Upon the completion of the work of the Contractor hereunder, the Contractor shall remove all rubbish and waste materials from and about the Property and leave the premises “broom clean” or its equivalent.

14.2.  Notice and Communications.    All notices, communications or certi-fications required or which may be given pursuant to the provisions of this Contract shall be sent by certified mail or delivered to Owner at 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604, and to Contractor at 12 Perimeter Center East, Suite 1220, Atlanta, Georgia 30346-1604. All such notices, communications or certifications to be given pursuant to this Contract shall be deemed to be properly served if reduced to writing and delivered personally, mailed first class postage prepaid, sent via air express delivery service or given telephonically via facsimile transmission. The date of service of the notice, communi-cation or certification served by mail shall be the date on which the same is deposited in any United States Post Office with postage prepaid addressed and sent as aforesaid. The date of service of a notice, communication or certification delivered personally or via delivery service or facsimile shall be the date that the same is in fact so delivered. Place of service of notices may be changed by either party upon prior written notification to the other party.

14.3.  Change in Ownership of Subject Premises.    No change in the ownership of a Property however accomplished shall relieve the Owner of the joint and several obligation and primary responsibility for the performance of each of the terms and covenants herein contained and the payment of the Contractor’s Fee unless otherwise agreed upon in writing by Owner and Contractor. Any transfer of any interest by the Owner in a Property shall be expressly subject to the obligations, covenants and agreements herein contained unless otherwise agreed upon in writing by Owner and Contractor. Any transferee must specifically assume and agree to be bound by all the terms and covenants of this Contract.

14.4.  Entirety.    This Contract constitutes the entire understanding and agreement by and between the parties hereto and supersedes any and all previous oral or written negotiations, contracts, agreements or representations regarding the subject matters hereof. No prior statements or representations not incorporated in this Contract shall be binding upon either party hereto. Any modification or amendment of the terms of this Contract in order to be binding must first be reduced to writing, dated and signed by all parties hereto. No waiver of any of the terms of this Contract shall be binding unless reduced to writing, dated and signed by the party or parties sought to be charged therewith.

14.5.  Duplicate Originals.    Any fully executed copy of this Contract shall be considered for all purposes an original hereof.

14.6  Binding Effect.    This Contract shall be binding upon and inure to the benefit of each of the parties hereto, it or their respective successors and assigns, where assignment is permitted hereunder.

IN WITNESS WHEREOF, the parties hereto and each of them have executed this Contract the day and year first above written.

ATTEST: /s/ STEVEN A. CURLEE Secretary	JAMESON INNS, INC., a Georgia corporation By: /s/ CRAIG R. KITchin Craig R. Kitchin, President

ATTEST: /s/ STEVEN A. CURLEE Secretary	JAMESON ALABAMA, INC., a Alabama corporation By: /s/ CRAIG R. KITCHIN Craig R. Kitchin, President

JAMESON PROPERTIES, LLC, a Georgia limited liability company By: /s/ CRAIG R. KITCHIN Craig R. Kitchin, President

JAMESON PROPERTIES OF TENNESSEE, L.P., a Tennessee limited partnership By: Kitchin Hospitality, LLC, General Partner By: /s/ THOMAS W. KITCHIN Thomas W. Kitchin, President “OWNER”

KITCHIN DEVELOPMENT & CONSTRUCTION COMPANY, LLC, a Georgia limited liability company By: /s/ JOSEPH H. RUBIN Joseph H. Rubin, President “CONTRACTOR”